Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-106656 on Form S-8 of First BanCorp. of our report dated June 26, 2025 appearing in this Annual Report on Form 11-K of The FirstBank 401(k) Retirement Plan for Residents of Puerto Rico for the year ended December 31, 2024.

/s/ Crowe LLP
Chicago, Illinois
June 26, 2025